SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

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☐	Soliciting Material Pursuant to §240.14a-12

SPECTRUM PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear fellow Stockholders,

We are pleased to provide you with the proxy materials for our 2008 Annual Meeting of Stockholders. This year, our meeting will be held on Friday, June 20, 2008 at 10:30 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618.

During 2007, we continued to execute on our strategy and advance the development of the drugs in our product portfolio. Some of the important accomplishments during 2007 and early 2008 included: the approval by the FDA of a new drug application for Levoleucovorin for Injection, our first proprietary product for use in the field of oncology; the initiation of two Phase 3 clinical trials for EOquin® in both the U.S. and Canada; the completion of a Phase 2b study of ozarelix for the treatment of BPH; the initiation of a Phase 1 study of SPI-1620 in patients with recurrent or progressive carcinoma; the acquisition of worldwide rights to ortataxel, a Phase 2 third-generation taxane; the addition of experienced team members to advance the Company’s strategy; the raising of approximately $32 million by issuing shares of common stock at $6.25 per share with no warrants; and the maintenance of tight control over the Company’s cash used in operations to continue to fund our important initiatives. But we still have much work to do and we need your help at the upcoming annual meeting.

At this meeting, we are asking for votes from stockholders on the important matter of the re-election of our six Board of Director members. We believe that our director nominees will continue to bring high ethical standards, significant knowledge, experience, contacts and oversight to help the Company move forward with the programs discussed above, as well as several others.

Your vote is important, and whether or not you attend the annual meeting, I encourage you to sign and return your proxy card, so that your shares of stock will be represented and your votes cast at the meeting. If you have any further questions, please contact our Vice President — Finance, Mr. Shyam Kumaria, at Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

We thank you for your consideration and support, and hope to see you at this year’s annual meeting to learn more about our future plans for Spectrum Pharmaceuticals.

Sincerely,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

157 Technology Drive
Irvine, CA 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held Friday, June 20, 2008

To our Stockholders:

The 2008 annual meeting of stockholders (the “Annual Meeting”) of Spectrum Pharmaceuticals, Inc. (the “Company”) will be held at our corporate office located at 157 Technology Drive, Irvine, California, 92618, on Friday, June 20, 2008, beginning at 10:30 a.m., Pacific Time. At the Annual Meeting, the holders of our outstanding voting securities will act on the following matters:

(1) Election of six directors, each for a term of one year; and

(2) Transaction of such other business as may properly come before the meeting.

All holders of record of shares of our common stock and Series E Convertible Voting Preferred Stock at the close of business on April 21, 2008 are entitled to vote at the Annual Meeting and any postponements or adjournments of the Annual Meeting.

Please note that registration will begin at 9:30 a.m., and seating will begin immediately thereafter. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date. It is important that your shares be represented; therefore, even if you presently plan to attend the annual meeting, PLEASE COMPLETE, SIGN AND DATE, AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

Very truly yours,

Rajesh C. Shrotriya, M.D.
Chairman of the Board, Chief Executive
Officer and President

Date: April 29, 2008
Irvine, California

157 Technology Drive
Irvine, California 92618

PROXY STATEMENT

This proxy statement contains information related to the 2008 Annual Meeting of Stockholders of Spectrum Pharmaceuticals, Inc. (“Spectrum,” “we” or “us”) to be held on Friday, June 20, 2008, beginning at 10:30 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618, and at any postponements or adjournments thereof. This proxy statement and the accompanying proxy are first being mailed to our stockholders on or about May 16, 2008.

QUESTIONS AND ANSWERS ABOUT THE 2008 ANNUAL MEETING AND VOTING

What is the purpose of the annual meeting?

At our annual meeting, stockholders will act upon the matters outlined in the notice of annual meeting on the cover page of this proxy statement, including the election of six directors, each for a term of one year that expires at the annual meeting in 2009 and when the director’s successor has been duly elected and qualified. In addition, following the annual meeting, management will report on our performance during fiscal 2007 and early 2008.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2008, the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting. A list of such stockholders will be available for examination by any stockholder at the annual meeting and, for any purpose germane to the annual meeting, at our principal business office, 157 Technology Drive, Irvine, California, 92618, for a period of ten days prior to the annual meeting.

How many shares of our common stock and preferred stock are outstanding and what are the voting rights of the holders of those shares?

On April 21, 2008, the record date for the annual meeting, 31,463,896 shares of our common stock and 170 shares of our Series E Convertible Voting Preferred Stock (“Series E Preferred Stock”) were outstanding. Holders of the outstanding shares of our common stock on the record date will be entitled to one vote on each matter for each share of our common stock held as of such date. Our Series E Preferred Stock has voting rights and powers equal to those of our common stock. Holders of our Series E Preferred Stock as of the record date shall be entitled to vote with respect to any matter upon which holders of our common stock have the right to vote, voting together with the holders of our common stock as one class. Each holder of our Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of our common stock into which such shares of our Series E Preferred Stock could be converted on the record date at the then current conversion value, as determined pursuant to the Certificate of Designations, Rights and Preferences of the Series E Preferred Stock (the “Certificate of Designations”). At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 340,000 votes on each matter at the annual meeting. Including both the outstanding common stock and the Series E Preferred Stock, voting together as one class, a total of 31,803,896 votes may be cast at the annual meeting.

Who can attend the annual meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the annual meeting. Registration will begin at 9:30 a.m., and seating will begin immediately thereafter. If you attend, please note that you may be asked to present valid picture identification, such as a driver’s license or passport. Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date and check in at the registration desk at the annual meeting.

What constitutes a quorum?

The presence at the annual meeting of the holders of a majority of the aggregate of the outstanding shares of our common stock and our preferred stock (of which only Series E Preferred Stock is currently outstanding), which will be counted as if converted into common stock, in person or by proxy and entitled to vote, will constitute a quorum, permitting the annual meeting to conduct its business. Proxies marked “withheld” as to any director nominee and broker non-votes are counted by us for purposes of determining the presence or absence of a quorum at the annual meeting for the transaction of business. Broker non-votes are shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote on such matter by the beneficial owner and the broker does not have discretionary authority to vote on such matter.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder (that is, if you hold your stock in certificate form or otherwise directly and not through a broker or other nominee) and attend the annual meeting, you may deliver your completed proxy card in person. We encourage you, however, to submit the enclosed proxy card in advance of the annual meeting. In addition, ballots will be available for registered stockholders to vote in person at the annual meeting. Stockholders who hold their shares in “street name” may vote in person at the annual meeting only by obtaining a proxy form from the broker or other nominee that holds their shares.

Can I vote by telephone or electronically?

If you are a registered stockholder, you may not vote by telephone or electronically since we do not have that capability. If your shares are held in “street name,” i.e., by a broker or other nominee, please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine whether you will be able to vote by telephone or electronically and what deadlines may apply to your ability to vote your shares by telephone or electronically.

Can I change my vote after I return my proxy card?

Yes. As a registered stockholder, you may change your vote at any time before the proxy is voted at the annual meeting by filing with our Secretary either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders will be suspended if you attend the annual meeting in person and request that your proxy be suspended, although attendance at the annual meeting will not by itself revoke a previously granted proxy. If your shares are held in “street name,” please check the voting instruction card you received from your broker or nominee or contact your broker or nominee to determine how to change your vote.

What is the Board’s recommendation?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares FOR election of the six nominees for director, in accordance with the recommendation of our board of directors.

With respect to other business that may properly come before the annual meeting, the proxy holders will vote as recommended by our board of directors or, if no recommendation is given, in their own discretion.

What vote is required to approve the Proposal?

For Proposal No. 1, the director nominees receiving the highest number of affirmative votes cast, in person or by proxy, at the annual meeting, up to the number of directors to be elected at the annual meeting (six directors), will be elected as directors. Accordingly, abstentions will have no effect in determining which directors receive the highest number of votes. The election of directors is a matter on which a broker or other nominee has discretionary voting authority. Accordingly, no broker non-votes will result from this proposal.

STOCK OWNERSHIP

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND EXECUTIVE OFFICERS AND DIRECTORS.

Based on information publicly filed and provided to us by certain holders, the following table shows the amount of our Series E Preferred Stock and common stock beneficially owned on April 21, 2008 (unless otherwise indicated) by holders of more than 5% of the outstanding shares of any class of our voting securities, other than with respect to Dr. Rajesh C. Shrotriya (our Chairman, Chief Executive Officer and President) whose ownership is included in the second table below. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to our voting securities, unless footnoted to the contrary. For purposes of the following tables, the percentage ownership is based upon 170 shares of our Series E Preferred Stock, and 31,461,396 shares of our common stock, outstanding as of April 21, 2008.

			Common
			Shares and
	Preferred	Percent of	Common	Percent of		Percent of
	Shares	Preferred	Equivalents	Common		Shares Eligible
Name and Address	Beneficially	Stock	Beneficially	Shares		to Vote on
of Beneficial Owner	Owned(1)	Outstanding(2)	Owned(3)	Outstanding(3)		April 21, 2008(4)

OTA LLC(5)(6)(7)(8)
One Manhattanville Road Purchase, NY 10577	—	—	2,045,003	6.10%			*
Portside Growth and Opportunity Fund(9)(10)
c/o Ramius, LLC 599 Lexington Avenue, 20th Floor New York, NY 10022	102	60.00%	245,677		*		*
Rockmore Investment Master Fund, Ltd.(8)(10)(11)
150 East 58th Street, 28th Floor New York, NY 10155	48	28.24%	136,781		*		*
Sands Brothers Venture Capital Funds 1-IV, LLC(7)(12)
90 Park Avenue, 31st Floor New York, NY 10016	20	11.76%	68,000		*		*

*	Less than 1%

(1)	The amount relates to the shares of our Series E Preferred Stock owned by the entity as of April 21, 2008. There are no outstanding shares of any other series of our preferred stock.

(2)	Represents the percentage ownership of the total number of our outstanding shares of Series E Preferred Stock.

(3)	Shares of common stock owned as of April 21, 2008 and shares of common stock subject to preferred stock and warrants currently convertible or exercisable, or convertible or exercisable within 60 days of April 21, 2008, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person.

(4)	Reflects actual voting percentage. Each holder of Series E Preferred Stock shall be entitled to the number of votes equal to the number of shares of common stock into which such shares of Series E Preferred Stock could be converted on the record date at the then current conversion value as determined pursuant to the Certificates of Designations, Rights and Preferences of the Series E Preferred Stock. At the current conversion value, each share of Series E Preferred Stock is entitled to 2,000 votes on each matter at the annual meeting. Consequently, the holders of our Series E Preferred Stock shall have a total of 340,000 votes on each matter at the annual meeting.

(5)	Based upon the information provided to us by the holder, OTA LLC’s beneficial ownership consists of the right to acquire 2,045,003 shares of common stock issuable upon the exercise of warrants. Ira Leventhal is the natural person exercising voting and investment control over securities beneficially owned by OTA LLC.

(6)	OTA LLC owns warrants which provide that the number of shares of our common stock that may be acquired by the holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.99% of the total number of shares of our common stock then outstanding.

(7)	This entity owns warrants which provide that the number of shares of our common stock that may be acquired by the holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.95% of the total number of shares of our common stock then outstanding.

(8)	This entity owns warrants which provide that the number of shares of our common stock that may be acquired by the holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 4.99% of the total number of shares of our common stock then outstanding.

(9)	Based on the information provided to us by the holder, Ramius LLC (“Ramius”) is the investment adviser of Portside Growth and Opportunity Fund (“Portside”) and consequently has voting control and investment discretion over securities held by Portside. Portside’s beneficial ownership includes 245,677 shares of common stock issuable upon exercise of 41,677 warrants and the effect of converting the 102 shares of Series E Preferred stock into 204,000 shares of common stock. Ramius disclaims beneficial ownership of the shares held by Portside. Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffrey M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius. As a result, Messrs. Cohen, Stark, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius, and may be deemed to share dispositive power over such shares. Messrs. Cohen, Stark, Strauss and Solomon disclaim beneficial ownership of these shares.

(10)	This entity owns warrants which provide that the number of shares of our common stock that may be acquired by the holder of the warrants upon exercise of the warrants is limited to the extent necessary to ensure that, following such exercise, the number of shares of our common stock then beneficially owned by such holder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the holder’s for purposes of the Exchange Act, does not exceed 9.95% of the total number of shares of our common stock then outstanding.

(11)	Based upon the information provided to us by the holder, Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of the common stock. Rockmore’s beneficial ownership includes 136,781 shares of common stock issuable upon exercise of 40,781 warrants and the effect of converting the 48 shares of Series E Preferred stock into 96,000 shares of common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding the portfolio management decisions with respect to the shares of common stock owned by Rockmore Master Fund and, as of April 21, 2008, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended. No person or “group” (as that term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(12)	Based upon the information provided to us by the holder, SB Venture Capital Management I-IV, LLCs are the Investment Advisors to Sands Brothers Venture Capital LLC (“SBV”), Sands Brothers Venture Capital II LLC (“SBV II”), Sands Brothers Venture Capital LLC III (“SBV III”) and Sands Brothers Venture Capital IV LLC (“SBV IV”) (collectively, the “Funds”). The Funds’ beneficial ownership includes 68,000 shares of common stock issuable upon exercise of 28,000 warrants and the effect of converting the 20 shares of Series E Preferred stock into 40,000 shares of common stock. Martin S. Sands and Steven B. Sands are co-Member Managers of SB Venture Capital Management LLC, SB Venture Capital Management II LLC, SB Venture Capital Management III LLC, and SB Venture Capital Management IV LLC, each a New York limited liability company and each the member-manager of SBV, SBV-II, SBV-III and SBV-IV, respectively, and are the natural persons exercising voting and investment control over securities beneficially owned by the Funds.

The following table sets forth certain information regarding the beneficial ownership of common stock of the Company as of April 21, 2008 (unless otherwise noted) by: (i) each of the Company’s current directors and director nominees, (ii) the Company’s named executive officers, and (iii) all directors and executive officers of the Company as a group. Shares of common stock owned as of April 21, 2008 and shares of common stock subject to options currently exercisable or exercisable within 60 days of April 21, 2008, are deemed beneficially owned and outstanding for computing the percentage of the person holding such securities, but are not considered outstanding for computing the percentage of any other person. Unless otherwise noted, each person listed below has sole voting power and sole investment power with respect to shares shown as owned by him. Information as to beneficial ownership is based upon statements furnished to the Company or filed with the SEC by such persons.

				Percent of
			Total	Shares
Name of Beneficial Owner	Options	Shares(1)	Owned	Outstanding

Named Executive Officers
Shrotriya, Rajesh(2)	2,289,267	366,402	2,655,669	7.9%
Lenaz, Luigi(3)	733,317	186,116	919,433	2.9%
Kumaria, Shyam(4)	307,917	63,607	371,524	1.2%
Directors/Director Nominees
Cybulski, Mitchell(5)	21,250	5,000	26,250	*
Fulmer, Richard(6)	52,500	10,000	62,500	*
Krassner, Stuart(6)	52,500	10,750	63,250	*
Maida, Anthony(6)	92,500	10,000	102,500	*
Vida, Julius(6)	99,500	10,000	109,500	*
All Executive Officers and Directors/Director Nominees as a group (8 persons)(7)			4,310,625	12.3%

*	less than 1%

(1)	The holders of restricted stock are entitled to vote and receive dividends, if declared, on the shares of common stock covered by the restricted stock grant.

(2)	The number of shares includes 115,000 unvested restricted shares of our common stock subject to future vesting. The number does not include 200 shares of our common stock beneficially owned by Rick Shrotriya, Dr. Shrotriya’s adult son, for which Dr. Shrotriya disclaims beneficial ownership.

(3)	The number of shares includes 52,500 unvested restricted shares of our common stock subject to future vesting, and 25,000 shares of our common stock issued to M. Dianne DeFuria, Dr. Lenaz’s spouse.

(4)	The number of shares includes 25,000 unvested restricted shares of our common stock subject to future vesting.

(5)	The number of shares includes 3,750 unvested restricted shares of our common stock subject to future vesting.

(6)	The number of shares includes 5,000 unvested restricted shares of our common stock subject to future vesting.

(7)	The number of shares includes 216,250 unvested restricted shares of our common stock held as a group subject to future vesting.

EXECUTIVE OFFICERS

The following table provides information regarding our executive officers, their ages, the year in which each first became an officer of the Company and descriptions of their backgrounds.

Name and Age

Rajesh C. Shrotriya, M.D. (64) Chairman of the Board, Chief Executive Officer and President	Information regarding Dr. Shrotriya is provided under “Proposal 1 — Election of Directors” on page 10 of this proxy statement.
Luigi Lenaz, M.D. (67) Chief Scientific Officer	Dr. Lenaz has served as Chief Scientific Officer since February 2005. From November 2000 until February 2005, Dr. Lenaz served as the President of Spectrum’s Oncology Division. Prior to joining Spectrum Pharmaceuticals, Inc., from October 1997 to June 2000 he was Senior Vice President of Clinical Research and Medical Affairs of SuperGen, Inc., a NASDAQ listed pharmaceutical company dedicated to battling cancer. Previously, he was Senior Medical Director, Oncology Franchise Management for Bristol-Myers Squibb, a NYSE listed pharmaceutical company, from 1990 to 1997 and was Director, Scientific Affairs, Anti-Cancer for Bristol-Myers Squibb from 1978 to 1990. Dr. Lenaz was a Post Doctoral Fellow at both the Memorial Sloan-Kettering Cancer Center in New York and the National Cancer Institute in Milan, Italy. He received his medical training at the University of Bologna Medical School in Bologna, Italy.
Shyam Kumaria (58) Vice President Finance	Mr. Kumaria has served as Vice President Finance since December 2003. From 1996 to 2003, he provided financial and management consulting services to private companies. From 1984 to 1996, he served in senior executive and management positions for several companies including Deloitte & Touche. Mr. Kumaria became a Chartered Accountant in London, England in 1973 and a Certified Public Accountant in 1978. He received an Executive M.B.A. from Columbia University in 1984.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our board of directors consists of six annually elected directors. Acting upon the recommendation of the Nominating and Corporate Governance Committee, the full board of directors nominated Mitchell P. Cybulski, Richard D. Fulmer, Stuart M. Krassner, Anthony E. Maida, Rajesh C. Shrotriya and Julius A. Vida for election to our board.

Unless you specifically withhold authority in the attached proxy for the election of any of these directors, the persons named in the attached proxy will vote FOR the election of Drs. Krassner, Shrotriya and Vida, and Messrs. Cybulski, Fulmer and Maida to the board of directors. Each director will be elected to serve a one-year term expiring at the annual meeting in 2009 and until his or her successor has been duly elected and qualified, or until his or her earlier resignation or removal.

Each of the nominees has consented to serve if elected. If any of them becomes unavailable to serve as a director, our board may designate a substitute nominee. In that case, the proxy holders will vote for the substitute nominee designated by the board. Our board of directors has no reason to believe that any of the nominees will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING SIX NOMINEES.

The following provides information regarding our nominees to our board of directors, their ages, the year in which each first became our director, their principal occupations or employment during the past five years and any family relationship with any of our other directors or executive officers:

Mitchell P. Cybulski, M.B.A.	Mitchell P. Cybulski, 61, has been a director of Spectrum since July 2007. From 1993 to his retirement in 2000, Mr. Cybulski served as Chairman of the international business of SmithKline Beecham Plc., a pharmaceutical company, with responsibility for all pharmaceutical, vaccine and consumer sales for all territories outside of North America and Europe. Mr. Cybulski served as President Japan/Pacific for SmithKline Beecham Plc. from 1991 to 1993, with responsibility for pharmaceutical and vaccine businesses in Southeast Asia, China, Japan, Australia and New Zealand. From 1985 to 1991, he served as President, Japan, for Bristol-Myers Squibb. From 1982 to 1985, Mr. Cybulski served as President of Mead Johnson, Canada, a subsidiary of Bristol-Myers. Before holding that position, he served in various capacities in finance and general management at Bristol-Myers. Mr. Cybulski sits on the boards of several private companies, including bio-tech and medical device companies. Mr. Cybulski is a graduate of the University of Texas at Arlington and holds an M.B.A. from Columbia University.

Richard D. Fulmer, M.B.A.	Mr. Fulmer, 62, has been a director of Spectrum since September 2005. His career spans over thirty years, including twenty-four years spent at Pfizer, Inc., a NYSE listed pharmaceutical company, where he held senior positions in marketing, business development, and general management. Mr. Fulmer retired from Pfizer in 2001 and since that time has served as a business advisor to privately held companies in the pharmaceutical industry. From 1998 until his retirement, Mr. Fulmer was Vice President and General Manager of Pfizer’s US Veterinary healthcare business, with accountability for the management of sales, marketing, and medical operations. Prior to that assignment, Mr. Fulmer served as Pfizer’s Vice President for Licensing and Development from 1993 to 1997, with responsibility for corporate licensing and business development activity, which included the acquisition of new drugs and technology for the global pharmaceutical business. Chief among his accomplishments was the formation of a strategic alliance with Eisai for the Alzheimer’s drug Aricept. He also led the effort to license the cholesterol reduction product Lipitor, and was responsible for creating a multi-company alliance for the development of Exubera, a pulmonary insulin product. During his tenure in licensing, he became a prominent speaker at industry conferences and a member of the Licensing Executive Society. Mr. Fulmer was also a Vice President of Marketing for Pfizer where he played a key role in the introduction and commercial success of several market leading drugs, including Diflucan, Zoloft, and Glucotrol. Prior to joining Pfizer, Mr. Fulmer was a Senior Financial Analyst for the Ford Motor Company and served as a Captain in the United States Marine Corps. He received an MBA in Finance from George Washington University in 1973. He also holds a B.S. in Economics from the University of Oregon (1967) and a Diploma in International Business from the Netherlands School of Business, Nijenrode University.

Stuart M. Krassner, Sc.D., Psy.D	Dr. Krassner, 72, has been a director of Spectrum since December 2004 and was previously a member of our Scientific Advisory Board from 1996 to 2001. Dr. Krassner’s career spans four decades of experience in various positions at the University of California, Irvine (UCI), most recently as Professor Emeritus of Developmental and Cell Biology at the School of Biological Sciences. While at UCI, he developed and reinforced FDA and NIH compliance procedures for UCI-sponsored human clinical trials, established UCI’s first Institutional Review Board, and at one time headed all contract and grant activities. Dr. Krassner has also been retained by a number of public and private pharmaceutical, medical device and other companies to provide scientific and regulatory advisory services, including FDA compliance. Dr. Krassner’s work has been published in numerous peer-reviewed U.S. journals. Dr. Krassner has been awarded grants from the National Institute of Health, the National Science Foundation and the World Health Organization. Dr. Krassner has been a member of the American Society of Protozoology, the American Society of Tropical Medicine and Hygiene, the Corporation of the Marine Biological Laboratories, Woods Hole, MA, and Sigma Xi, among others. Dr. Krassner received his Sc.D. from the Bloomberg School of Public Health at Johns Hopkins University. He holds a B.S. in Biology from Brooklyn College.

Anthony E. Maida, III, M.A., M.B.A.	Mr. Maida, 56, has been a director of Spectrum since December 2003. Mr. Maida has been the Acting Chairman of Dendri Therapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. Mr. Maida has been serving as Chairman, Founder and Director of BioConsul Drug Development Corporation since 1999, providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Additionally, Mr. Maida also serves as a member of the Board of Directors of Sirion Therapeutics, Inc., a private ophthalmic-focused company. Mr. Maida served as the

President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system (CNS), where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. From 1999 to 2001, Mr. Maida held positions as Interim Chief Executive Officer for Trellis Bioscience, Inc., a private biotechnology company that addresses high clinical stage failure rates in pharmaceutical development, and CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. From 1992 until 1999, Mr. Maida served as President and CEO of Jenner Biotherapies, Inc., a biopharmaceutical company. From 1980 to 1992, Mr. Maida served in senior management positions with various companies including President and Chief Executive Officer of Cell Path, Inc., a biosciences company specializing in drug discovery and development, and Vice President Finance and Chief Financial Officer of Data Plan, Inc., a wholly owned subsidiary of Lockheed Corporation. Additionally, Mr. Maida currently performs research in the laboratory of Kit S. Lam, M.D., Ph.D., University of California, Medical Center, Department of Hematology and Oncology, where he is completing his doctoral work in immunology (advanced to Doctoral Candidacy). Mr. Maida serves on the Advisory Boards of EndPoint BioCapital, Sdn Bhd (Kuala Lumpur, Malaysia) and Innovera Life Science Fund and serves as a consultant and technical analyst for several investment firms, including CMX Capital, LLC, Sagamore Bioventures, Roaring Fork Capital, North Sound Capital, and vFinance. Additionally, Mr. Maida has been retained by Abraxis BioScience, Inc., Northwest Biotherapeutics, Inc., Takeda Chemical Industries, Ltd. (Osaka, Japan), Novel Bioventures and Toucan Capital to conduct corporate and technical due diligence on investment opportunities. Mr. Maida is a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology, the International Society for Biological Therapy of Cancer, the American Association of Immunologists and the American Chemical Society and the Society of Toxicology. Mr. Maida received a B.A. Degree in History from University of Santa Clara in 1975, received a B.A. degree in Biology from San Jose State University in 1977, a M.B.A. from the University of Santa Clara in 1978, and received a M.A. in toxicology from San Jose University in 1986.

Rajesh C. Shrotriya, M.D.	Dr. Shrotriya, 64, has been Chairman of the Board, Chief Executive Officer and President since August 2002 and a director of Spectrum since June 2001. From September 2000 to August 2002, Dr. Shrotriya served as President and Chief Operating Officer of Spectrum. Dr. Shrotriya also serves as a member of the Board of Directors of Antares Pharma, Inc., an AMEX listed drug delivery systems company. Prior to joining Spectrum, Dr. Shrotriya held the position of Executive Vice President and Chief Scientific Officer from November 1996 until August 2000, and as Senior Vice President and Special Assistant to the President from November 1996 until May 1997, for SuperGen, Inc., a publicly-held pharmaceutical company focused on drugs for life-threatening diseases, particularly cancer.

From August 1994 to October 1996, Dr. Shrotriya held the positions of Vice President, Medical Affairs and Vice President, Chief Medical Officer of MGI Pharma, Inc., an oncology-focused biopharmaceutical company. Dr. Shrotriya spent 18 years at Bristol-Myers Squibb Company in a variety of positions, most recently as Executive Director, Worldwide CNS Clinical Research. Previously, Dr. Shrotriya held various positions at Hoechst Pharmaceuticals, most recently as Medical Advisor. Dr. Shrotriya was an attending physician and held a courtesy appointment at St. Joseph Hospital in Stamford, Connecticut. In addition, he received a certificate for Advanced Biomedical Research Management from Harvard University. Dr. Shrotriya received his M.D. degree from Grant Medical College, Bombay, India, in 1974; his D.T.C.D. (Post Graduate Diploma in Chest Diseases) degree from Delhi University, V.P. Chest Institute, Delhi, India, in 1971; M.B.B.S. (Bachelor of Medicine and Bachelor of Surgery — equivalent to an M.D. degree in the U.S.) from the Armed Forces Medical College, Poona, India, in 1967; and a B.S. with Chemistry degree from Agra University, Aligarh, India, in 1962.

Julius A. Vida, Ph.D.	Dr. Vida, 79, has been a director of Spectrum since April 2003. Since 1993, Dr. Vida has been a self-employed pharmaceutical consultant with VIDA International Pharmaceutical Consultants. From 1975 until his retirement in 1993, Dr. Vida held various positions at Bristol-Myers Squibb and its predecessors. From 1991 to 1993, Dr. Vida was Vice President, Business Development, Licensing and Strategic Planning, and from 1985 to 1991, he was Vice President, Licensing. Dr. Vida serves as a member of the Board of Directors of Medarex, Inc., a NASDAQ listed company focused on the discovery and development of human antibody-based therapeutic products and FibroGen, Inc., a private pharmaceutical company. Dr. Vida graduated from Pazmany Peter University, Budapest, Hungary, holds an M.S. and a Ph.D. in Organic Chemistry from Carnegie Institute of Technology, was a R.B. Woodward Postdoctoral Fellow at Harvard University, and holds an M.B.A. from Columbia University.

Director Compensation

The following table shows fiscal 2007 compensation for our non-employee directors.

	Fees Earned or	Stock	Option
	Paid in Cash	Awards	Awards
Name	(1)($)	(2)($)	(2)($)	Total ($)

Mitchell P. Cybulski	20,000	9,871	20,954	50,825
Richard D. Fulmer	45,500	15,068	61,867	122,435
Stuart M. Krassner	44,500	15,068	61,867	121,435
Anthony E. Maida	40,000	15,068	79,893	134,961
Dilip J. Mehta(3)	17,000	15,068	79,893	134,461
Julius A. Vida	39,500	15,068	79,893	134,461

(1)	This column reports the dollar amount of cash compensation paid in 2007 for Board and committee service. Effective as of July 20, 2007, each non-employee director received annual retainers, each retainer being payable on a semi-annual basis, as follows: $20,000 director retainer, $20,000 retainer in lieu of meeting fees of the Board and committees of the Board, and $5,000 each to the lead director and the chairs of the Audit and

Compensation Committees. Our directors are also reimbursed for certain out-of-pocket expenses incurred in connection with attendance at Board meetings. Directors who are also employees of the Company receive no compensation for service as directors. Prior to July 20, 2007, each non-employee director received an annual retainer of $20,000, payable on a semi-annual basis, $2,000 for each in-person Board of Directors meeting attended, $1,000 for each additional in-person Board of Director Meetings held on the day following an in-person Board Meeting and $1,000 for each telephonic Board of Director’s meeting attended. In addition, the lead director received an annual retainer of $1, the amount the lead director requested. The Chairperson of our Audit Committee received $3,000 for each committee meeting attended (whether in-person or telephonically), while the other committee members of the Audit Committee received $1,000 for each committee meeting attended. The Chairperson of our Compensation Committee received $1,000 for each committee meeting attended (whether in-person or telephonically), while the other committee members of the Compensation Committee received $500 for each committee meeting attended. Each non-employee director serving as a member of our Placement Committee received $250 per committee meeting (whether in-person or telephonically) or action by unanimous written consent. Each non-employee director serving as member of our Product Acquisition Committee received $2,000 per full day committee meeting attended and $1,000 per half day committee meeting attended.

(2)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), disregarding adjustments for forfeiture assumptions relating to service-based vesting conditions, of awards granted pursuant to the Company’s equity incentive plans, from awards granted prior to 2007. On February 20, 2007, we granted to each non-employee director an option to purchase up to 20,000 shares of our common stock at $6.56 per share; these options vest in installments of 25% annually beginning February 20, 2007. On July 20, 2007, we granted to each non-employee director an option to purchase up to 15,000 shares of our common stock; these shares vest in installments of 25% annually beginning July 20, 2007. We also granted to each non-employee director 5,000 restricted shares of our common stock; these shares vest in installments of 25% annually beginning July 20, 2007, subject to continued service through the vesting date. The compensation expense recognized in accordance with SFAS 123(R) is based on the estimated fair value of grants as of the grant date, using the Black-Scholes option pricing model for option awards. For additional information, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 14, 2008.

(3)	Effective as of July 20, 2007, Dr. Mehta retired from his position as a director of the Company.

CORPORATE GOVERNANCE

Board Independence

Our board has determined that each of Drs. Krassner and Vida, and Messrs. Cybulski, Fulmer and Maida are “independent” within the meaning of the NASDAQ Global Market, Inc. (“NASDAQ”) director independence standards, as currently in effect. Our board further determined that Dr. Shrotriya is not independent due to his current employment as our chief executive officer. In making its independence determinations, the board reviewed transactions and relationships, if any, between the director or any member of his or her immediate family and us or one of our subsidiaries or affiliates.

Board Meeting Attendance

Our board of directors met 8 times and acted 1 time by unanimous written consent during 2007. During the year, overall attendance by directors averaged 98% at board meetings and 100% at committee meetings, and each director attended 75% or more of the aggregate meetings of the board of directors and the committees on which such director served during the 2007 fiscal year. Our policy is that every director is expected to attend in person the annual meeting of our stockholders. If a director is unable to attend a meeting, he or she shall notify the board and attempt to participate in the meeting telephonically, if possible. All of our board members attended the 2007 annual stockholder meeting. The board of directors met in executive session without management 3 times.

Board Committees

Our board of directors has standing Audit, Compensation, Placement, Product Acquisition and Nominating and Corporate Governance Committees. Our Audit, Compensation and Nominating and Corporate Governance Committees each act pursuant to a written charter. Copies of each committee charter are posted on our website at www.spectrumpharm.com.

Board Committee Membership
as of April 2008

Nominating and
				Corporate	Product
	Audit	Compensation	Placement	Governance	Acquisition
Name	Committee	Committee	Committee	Committee	Committee

Mitchell P. Cybulski	*	*	*	*	*
Richard D. Fulmer	**			*	*
Stuart M. Krassner		**	*	*	*
Anthony E. Maida	*		*	*	*
Rajesh C. Shrotriya			**		**
Julius A. Vida		*		***	*

*	Member.

**	Chair.

***	Lead Director.

Audit Committee.  The Audit Committee is currently comprised of Messrs. Fulmer (Chair) and Maida, and Dr. Krassner, each of whom satisfies the NASDAQ and SEC rules for Audit Committee membership. The Audit Committee held 5 meetings and acted 1 time by unanimous written consent during 2007. The board of directors has determined that Messrs. Fulmer and Maida are Audit Committee financial experts within the meaning of SEC rules and that all three are independent pursuant to the NASDAQ Global Market Listing Standards and SEC Rule 10A-3. Principal responsibilities of the Audit Committee include but are not limited to:

•	Appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•	Reviewing independence qualifications and quality controls of the independent registered public accounting firm;

•	Overseeing and monitoring internal controls, procedures, the audit function, accounting procedures and financial reporting process; and

•	Reading and discussing with management and the independent registered public accounting firm the annual audited, and quarterly unaudited, financial statements.

Compensation Committee.  The Compensation Committee is currently comprised of Drs. Krassner (Chair) and Vida, and Mr. Cybulski. The Compensation Committee’s responsibilities include: reviewing and evaluating our compensation arrangements; reviewing our compensation philosophy; determining the compensation of our chief executive officer and other executive officers; and reviewing and approving bonus compensation plans, including stock option and employee stock purchase plans. The Compensation Committee held 6 meetings during 2007.

The Compensation Committee of the board of directors is comprised of three directors each of whom is “independent” within the meaning of the NASDAQ director independence standards, and a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee’s responsibilities include, but are not limited to: reviewing and evaluating the Company’s compensation arrangements for executive officers, reviewing the compensation philosophy of the Company, determining the compensation of the chief executive officer (CEO) and other executive officers of the Company, and reviewing and approving bonus compensation plans, including equity incentive awards. The Compensation Committee has granted limited authority to Dr. Shrotriya to make equity awards to employees and consultants. The Compensation Committee determines the compensation of the Company’s CEO independently, and the compensation of other executive officers in consultation with the CEO. During the past four years, the Compensation Committee has, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms; and has received compensation data of companies at a similar stage of development as our Company from such outside counsel and consultants. The Compensation Committee is made up of individuals with many years of experience in both academia as well as the pharmaceutical industry. All of the members have had years of experience in evaluating the performance of and providing compensation recommendations at corporations and in academia.

Placement Committee.  The Placement Committee is currently comprised of Drs. Shrotriya (Chair) and Krassner, and Messrs. Cybulski and Maida. The Placement Committee has currently the delegated authority to act on behalf of the board for approving and evaluating all issuances of our securities, including the authority to set the terms of each security being issued, including, without limitation, common stock, warrants, preferred stock or other securities convertible into common stock. The Placement Committee took action by Unanimous Written Consent 4 times during 2007.

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee is currently comprised of Drs. Krassner and Vida, and Messrs. Cybulski, Fulmer and Maida. All members of the Nominating and Corporate Governance Committee are non-employee directors and satisfy the current NASDAQ Global Market Listing Standards. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to: the identification and recommendation of nominees for election as directors by the stockholders, the identification and recommendation of candidates to fill any vacancies on our board, and the recommendation of policies and standards of corporate governance. The Nominating and Corporate Governance Committee met 2 times in 2007.

In selecting and making recommendations to the board for director nominees, the Nominating and Corporate Governance Committee may consider suggestions from many sources, including our stockholders. Any such director nominations, together with appropriate biographical information and qualifications, should be submitted by the stockholder(s) to the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors, c/o Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Director nominees submitted by stockholders are subject to the same review process as director nominees submitted from other sources such as other board members or senior management.

The Nominating and Corporate Governance Committee will consider a number of factors when reviewing potential nominees for the board. The factors which are considered by the Nominating and Corporate Governance Committee include the following: the candidate’s ability and willingness to commit adequate time to board and committee matters; the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to our needs; the candidate’s personal and professional integrity, ethics and values; the candidate’s experience in corporate management, such as serving as an officer or former officer of a publicly held company; the candidate’s experience in our industry and with relevant social policy concerns; the candidate’s experience as a board member of another publicly held company; whether the candidate would be “independent” under applicable standards; whether the candidate has practical and mature business judgment; and the candidate’s academic expertise in an area of our operations.

In identifying, evaluating and selecting future potential director nominees for election at each annual meeting of stockholders and nominees for directors to be elected by the board to fill vacancies and newly created directorships, the Nominating and Corporate Governance Committee engages in a selection process. In identifying potential nominees, the Nominating and Corporate Governance Committee will consider as potential director nominees candidates recommended by various sources, including any member of the board, any of our stockholders or senior management. In appropriate circumstances, the Nominating and Corporate Governance Committee may also hire a search firm to help locate qualified candidates. Once potential nominees are identified, they are initially reviewed by the chairman of the Nominating and Corporate Governance Committee, or in the chairman’s absence, any other member of the Nominating and Corporate Governance Committee delegated to initially review director candidates. The reviewing member of the Nominating and Corporate Governance Committee will make an initial determination in his or her own independent business judgment as to the qualifications and fit of such director candidates based on the criteria set forth above. If the reviewing member determines that it is appropriate to proceed, the Chief Executive Officer and at least one member of the Nominating and Corporate Governance Committee will interview the prospective director candidate(s). The full Nominating and Corporate Governance Committee may interview the candidates as well. The Nominating and Corporate Governance Committee will provide informal progress updates to the board and will meet to consider and recommend final director candidates to the entire board of directors. The board of directors determines which candidates are nominated or elected to fill a vacancy.

Product Acquisition Committee.  The Product Acquisition Committee is currently comprised of Drs. Shrotriya, Vida and Krassner, and Messrs. Cybulski, Fulmer and Maida. The Product Acquisition Committee is responsible for evaluating our product acquisition opportunities. The Product Acquisition Committee did not meet during 2007.

Communications with the Board

Stockholders who wish to contact members of our board may send email correspondence to: ir@spectrumpharm.com. If stockholders would like to write to the board, they may also send written correspondence to the following address: Spectrum Pharmaceuticals, Inc., Board of Directors, 157 Technology Drive, Irvine, CA 92618. Stockholders should provide proof of share ownership with their correspondence. It is suggested that stockholders also include contact information. All stockholder communications will be received and processed by the Investor Relations Office, and then directed to the appropriate member(s) of the board. In general, correspondence relating to accounting, internal accounting controls or auditing matters will be referred to the chairperson of the Audit Committee, with a copy to the Nominating and Corporate Governance Committee. All other correspondence will be referred to the chairperson or the lead director of the Nominating and Corporate Governance Committee. To the extent correspondence is addressed to a specific director or requires a specific director’s attention, it will be directed to that director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Parties

In 2001, prior to his election to our board of directors in April 2003, Dr. Julius Vida had participated as a consultant in the in-licensing of satraplatin from Johnson Matthey, PLC. Pursuant to certain of the surviving obligations under his consulting agreement, Dr. Vida received $30,000 in success fees during 2007, and he may become eligible for additional success fees equal to 3% of amounts paid by us under the license agreement with Johnson Matthey, other than royalties, in the event the contingent milestone obligations to Johnson Matthey become payable. Such fees are unrelated to his services as our director. Since the consulting agreement with Dr. Vida was entered into and terminated prior to his becoming a member of our board of directors, the approval of such agreement was not subject to our written related party transaction policy (described below) or any other policy that may have been in effect relating to approval of transactions between the Company and a member of the board of directors.

Pursuant to a Common Stock Agreement and Release, dated June 8, 2007, by and between the Company and Ms. M. Dianne DeFuria, the spouse of our named executive officer Dr. Luigi Lenaz, 25,000 shares of our common stock, valued at approximately $164,000, were issued to Ms. DeFuria for business development services rendered to the Company under a Consulting Agreement dated as of September 25, 2002, and the release of all liability of the Company by Ms. DeFuria.

Policy on the Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy for approval or ratification of all transactions with related parties that are required to be reported under Item 404(a) of Regulation S-K. The policy provides that the Audit Committee of the Board of Directors shall review the material facts of all transactions and either approve or disapprove of the entry into the transaction. If advance Audit Committee approval of a transaction is not feasible, then the transaction shall be considered by the Audit Committee chair and, if the Audit Committee determines it to be appropriate, ratified by the Audit Committee.

The Audit Committee may establish that certain transactions may be pre-approved by the Audit Committee. However, the Audit Committee has not established any such transactions.

No director shall participate in any approval of a transaction for which he or she is a related party. The director shall provide all material information concerning the transaction to the Audit Committee.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees, including the principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions as required by the Sarbanes-Oxley Act of 2002. A copy of the Code of Business Conduct and Ethics will be provided to any person, without charge, upon oral request to (949) 788-6700 or upon written request to Investor Relations, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618. Amendments to the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer, controller or persons performing similar functions, if any, will be posted on our website at www.spectrumpharm.com. The Company will disclose any waivers of provisions of our Code of Business Conduct and Ethics that apply to our directors and principal executive, financial and accounting officers by disclosing such information on Form 8-K.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent we specifically incorporate this Report by reference therein.

The Audit Committee of our board of directors is responsible for assisting the board of directors in fulfilling its oversight responsibilities regarding Spectrum’s financial accounting and reporting process, system of internal control, audit process, and process for monitoring compliance with laws and regulations. The Audit Committee operates pursuant to a written charter, a copy of which is posted on our website at www.spectrumpharm.com. The Audit Committee met 5 times during fiscal 2007. All members of the Audit Committee are non-employee directors and satisfy the current NASDAQ Global Market Listing Standards and SEC requirements with respect to independence, financial literacy and experience.

Management of Spectrum has the primary responsibility for Spectrum’s consolidated financial statements as well as Spectrum’s financial reporting process, accounting principles and internal controls. Kelly & Company, the independent registered public accounting firm, is responsible for performing an audit of Spectrum’s consolidated financial statements and internal control over financial reporting, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and the effectiveness of Spectrum’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of Spectrum as of and for the year ended December 31, 2007 with Spectrum’s management and the independent registered public accounting firm. To ensure independence, the Audit Committee met separately with Spectrum’s independent registered public accounting firm and members of management. These reviews included discussion with the independent registered public accounting firm of matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company.

Based on the reviews and discussions described above, the Audit Committee has recommended to the board of directors the inclusion of the audited financial statements in Spectrum’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Richard D. Fulmer, M.B.A., Chair
Mitchell P. Cybulski, M.B.A.
Anthony E. Maida, III, M.A., M.B.A.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The following summarizes audit and non-audit fees for the years ended December 31, 2007 and 2006.

	2007($)	2006($)

Audit Fees	157,758	153,172
Audit-related Fees	13,113	22,085
Tax Fees	9,730	13,195

Total	180,601	188,452

The fees billed by Kelly & Company, our independent registered public accounting firm, during or related to 2007 and 2006 consist solely of audit fees, audit-related fees and tax fees, as follows:

Audit Fees.  Audit fees consist of payments for professional services rendered for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s Quarterly Reports on Forms 10-Q for fiscal years 2007 and 2006.

Audit-related Fees.  Audit-related fees consist of payments for professional services for assurance and related services that are reasonably related to the performance of the audit for the 2007 and the 2006 fiscal years. Such fees primarily related to reviews of registration statements and performance of other agreed upon procedures in connection therewith.

Tax Fees.  Tax fees consist of payments for professional services rendered for tax returns and compliance.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-audit Services of Independent Auditor

All audit and permissible non-audit services by our independent registered public accounting firm were pre-approved by our Audit Committee. Pursuant to its charter, the Audit Committee may establish pre-approval policies and procedures, subject to SEC and NASDAQ rules and regulations, to approve audit and permissible non-audit services, however, it has not yet done so.

There will be representatives from Kelly & Company present at the 2008 annual meeting of stockholders. They may make a statement if they desire to do so and will be available to answer appropriate questions from stockholders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

The Company’s aggressive plans for future growth, including the launch of the Company’s first proprietary product and management of multiple, large late-stage clinical trials, has shaped the Compensation Committee’s executive compensation philosophy. This philosophy, including as applied to the CEO, is to attract and retain professionals of the highest caliber, capable of leading the Company to fulfillment of its ambitious business objectives, by offering competitive compensation opportunities that reward executives for their individual contributions towards the Company’s short-term and long-term objectives. Competition for attracting the best talent in the pharmaceutical industry is very intense, especially in Orange County, California, where the industry has only a small presence and the cost of living is very high. Accordingly, in light of the intense competition for highly qualified executives, the Company’s executive officers are eligible for competitive salary adjustments, cash bonuses and equity compensation based upon periodic evaluations of individual and Company performance, relative to goals established at the start of the year.

The Compensation Committee believes that its compensation philosophy aligns the interests of the Company’s executive officers with those of the Company’s stockholders, and is necessary to incentivize individual executives to peak performance in advancing the Company’s short-term and long-term business objectives. It is designed to reward hard work, dedication and the achievement of both individual and Company goals.

Key Elements of Executive Compensation

The principal elements of compensation for the Company’s executive officers are:

•	Base salary;

•	Cash bonuses; and

•	Equity incentive awards.

Base Salary.  The base salaries of the Company’s executive officers are established as part of an annual compensation adjustment cycle. Base salaries for the year are established at the end of the prior year or beginning of the year, i.e. the base salary for 2007 was set at the end of 2006. In establishing those salaries, the Compensation Committee considers the executive’s level of responsibility, experience and individual performance, and the Company’s performance, as well as information regarding salary ranges paid to executives with comparable duties in companies at a similar stage as ours.

Cash Bonuses.  The Compensation Committee typically grants annual cash bonuses to executives as part of their annual overall compensation at the end of the or beginning of the next year for prior year performance, i.e. the cash bonus for 2007 performance was set in early 2008. Such cash bonuses are a reward for individual achievement of goals, as well as for enabling the Company to achieve key milestones. The amount of the bonuses is determined based upon the achievement of such milestones, reference to past bonuses paid and information regarding bonuses paid to executives with comparable duties in similar companies.

Equity Incentive Awards.  While cash compensation is viewed as a reward for current and past services, equity incentive awards are important short-term and long-term compensation tools for employee retention as well as incentivizing future performance. The Compensation Committee endorses the position that granting equity incentive awards, including stock options and restricted stock, to the Company’s executive officers (such equity incentive awards are a benefit offered to all employees) can be very beneficial to stockholders because it aligns management’s and stockholders’ interests in the enhancement of stockholder value. An executive officer receives value from these grants only if he or she remains employed by the Company during the vesting period, and, with regard to stock options, only if the Company’s common stock appreciates (typically, options are granted with an exercise price equal to the closing market price of the Company’s common stock on the date of grant). In addition, equity incentive awards are an important compensation tool to utilize in attracting and retaining high caliber professionals. In determining the number of shares subject to an equity incentive award, the Compensation Committee takes into account the officer’s position and level of responsibility, the officer’s past performance and potential future contribution, the officer’s existing stock and unvested restricted stock holdings, the competitiveness of the executive officer’s overall compensation arrangements, including equity awards and reference to information regarding equity awards paid to executives with comparable duties in similar companies. Typically, the Compensation Committee will grant a fewer number of shares of restricted stock than stock options because when restricted stock vests, it provides immediate value to the recipient, reduced, however, by an immediate tax liability payable by the grantee. In deciding whether to grant stock options or restricted stock, the Compensation Committee will review market factors such as the Company’s stock price, the different benefits offered by each type of award, past equity grants as well as the tax impact on the executive officers of each type of grant. Typically, the Compensation Committee grants performance-based equity incentive awards once annually, however, it may make additional grants based upon a number of factors, including Company and individual achievements.

The Company also maintains a 401(k) Plan, available to all employees, to encourage employees to save for retirement. The Plan provides matching employee contributions in shares of the Company’s common stock in order to, among other things, align employees’ interests with the Company’s stockholders.

The Compensation Committee believes that all three principal compensation elements combined fit well into its overall compensation objectives of attracting top talent for executive positions, incentivizing such executive officers, rewarding them for achievement of individual and Company goals, and aligning the interests of executive officers with those of the Company’s stockholders. The Compensation Committee also believes that it is necessary to compensate the executive officers competitively in all three principal elements in order to accomplish the above objectives.

Fiscal 2007 Compensation

Because of the Company’s current stage of development, the use of traditional performance standards, such as profit levels and return on equity, are not appropriate in its evaluation of executive officer performance. Therefore, executive officer compensation is based primarily on advancement of the Company’s business objectives, including the achievement of product development and regulatory milestones, the acquisition of new products, the recruitment and retention of highly qualified personnel, the maintenance of adequate financial resources, and the initiation and continuation of corporate collaborations, as well as individual contributions and achievement of individual business objectives by its executive officers.

During the past four years, the Compensation Committee has, from time to time, consulted with outside legal counsel to the Compensation Committee, and independent compensation consulting firms; and has received compensation data of companies at a similar stage of development as our Company from such outside counsel and consultants, as well as from management. The Compensation Committee also received from management copies of executive employment agreements used by comparable companies. Some of the companies whose compensation data was considered included: Cell Therapeutics, Novacea, Threshold, Adventrx, Keryx, Cytogen, Genta, Progenics Pharmaceuticals, Exelixis, Telik, Pain Therapeutics, Dendreon, Depomed, La Jolla Pharmaceutial, Allos Therapeutics, Avigen, Kosan Biosciences, Sangamo Biosciences and Supergen. The Compensation Committee received input from the Company’s CEO when it made its compensation determination for the other executive officers.

While the withdrawal of the satraplatin NDA by GPC Biotech in the second half of 2007, and the inconclusive verdict in the arbitration with GPC Biotech, were a disappointment, the Compensation Committee evaluated the Company’s 2007 performance as very good insofar as the Company continued to execute on its strategy, and accomplished the vast majority of the goals established at the outset of 2007. Some of the important accomplishments during 2007 and early 2008 included:

•	the approval by the U.S. Food and Drug Administration, or FDA, of a new drug application, or NDA, for Levoleucovorin for Injection, a process which began by an NDA amendment filing in mid-2007;

•	the agreement with the FDA under the Special Protocol Assessment (SPA) procedure for the Phase 3 trials for EOquin® in non-invasive bladder cancer;

•	the initiation of two Phase 3 clinical trials for EOquin in both the U.S. and Canada, without the use of a contract research organization, or CRO, which should reduce the cost of the study and allow us to better control the execution of the study;

•	the scientific advice from the European Medicines Agency, or EMEA, stating that it agrees with the overall clinical development plan, design and endpoints of the Phase 3 trials for EOquin®, that the current placebo-controlled studies as designed should be sufficient for a regulatory decision regarding European registration, and that, pending a review of the study outcomes, no additional safety data would be required for registration;

•	the FDA’s acceptance of our investigational new drug application, or IND, for ozarelix in benign prostate hypertrophy, or BPH, the FDA approval of the protocol for the Phase 2b study of ozarelix for the treatment of BPH, and the subsequent initiation and completion of enrollment in such study;

•	the FDA’s clearance of an IND for SPI-1620 and subsequent initiation of a Phase 1 study in patients with recurrent or progressive carcinoma;

•	the acquisition of worldwide rights to ortataxel, a Phase 2 third generation taxane;

•	the addition of key individuals to advance the Company’s strategy;

•	the completion of a financing of approximately $32 million by issuing shares of common stock at $6.25 per share with no warrants — additional funds that will be critical for the launch of Levoleucovorin and the advancement of our clinical programs; and

•	the maintenance of tight control over the Company’s cash used in operations.

Even though the satraplatin clinical results were not positive, we received in excess of $10 million from GPC Biotech without issuing stock and without having to spend any cash resources on the development of the drug. We are proud that we mitigated the downside of drug failure. The unfortunate reality of our industry is drugs do fail despite the valiant efforts of management, employees and partners.

Base Salary and Cash Bonuses.  At the end of 2007, and then again in early 2008, the Compensation Committee, with reference to the factors discussed above, reviewed the compensation of each executive officer. Based upon its review, the Compensation Committee awarded bonuses for 2007 contributions and kept the salary levels of the Company’s executive officers for 2008 the same as 2007 due to their performance in advancing the Company’s business objectives as well as the very good performance of the Company, particularly the diversification of risk and advancement of the Company’s product portfolio. As discussed below, the base salary of the CEO has remained unchanged since January 1, 2004.

Equity Incentive Awards.  Based upon individual and Company performance in 2007, and as an incentive for continued excellence in the future, in July and December of 2007, and then in March 2008, the Compensation Committee granted equity incentive awards to the executive officers. In determining the number of shares subject to an equity incentive award, the Compensation Committee took into account the factors discussed above.

Chief Executive Officer Compensation.  The Compensation Committee subscribes to the notion that an emerging growth company, like Spectrum, achieves success and ultimately substantial returns for its stockholders, based on the vision and dedication of its management team, especially its CEO. Dr. Rajesh C. Shrotriya, the Company’s CEO and President, set forth a new vision for Spectrum when he was appointed CEO in 2002 and the Compensation Committee believes that he, and the team he has assembled, has done an excellent job in implementing that vision over the past five plus years. In addition, Dr. Shrotriya’s qualifications as a medical doctor and his ability to lead the Company and to manage its scientific programs and business strategy make him critical to the continued successful implementation of that vision. The Compensation Committee considered these factors, as well as the same factors discussed above, in setting the compensation of Dr. Shrotriya. The Compensation Committee also made reference to the compensation of CEOs of similar companies in the pharmaceutical industry in order to ensure that the total compensation paid by the Company to Dr. Shrotriya, including salary, bonus, equity incentive awards, benefits and other compensation, was competitive. The Compensation Committee believes that a competitive compensation package is necessary because of the importance of a CEO to a small emerging growth company and in particular, one with the background, experience and track record of Dr. Shrotriya. For 2007, the Compensation Committee determined that Dr. Shrotriya continued to advance the Company’s strategy and keep the Company on course during the difficult period that resulted from the satraplatin outcome; his contributions are reflected in the Company’s achievements in 2007 as set forth above. In recognition of his fine performance during 2007 and as incentive for future performance, the Compensation Committee awarded a cash bonus and equity incentive awards in July and December of 2007, and then in March 2008. The Compensation Committee maintained the base salary of Dr. Shrotriya, unchanged since January 1, 2004.

Payments upon Termination of Employment or Change-in-Control

Both Dr. Shrotriya and Dr. Lenaz have employment agreements that provide for certain guaranteed severance payments and benefits if the officer is terminated by us at the expiration of the term of the agreement, if the officer’s employment is terminated without cause, if the officer’s employment is terminated due to a change in control or is adversely affected due to a change in control and the officer resigns. The benefits are described in this Proxy Statement below under “Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements.” The severance payments are designed to protect the earned benefits of the executive officers against being terminated without cause or the adverse changes that may result from a change in control of the Company. The level of payments provided under the agreements for the executives reflects the Compensation Committee’s assessment of market conditions to provide a competitive level of compensation if the executive officer is impacted by a termination without cause or a change of control of the Company as well as a recognition of the effort provided by the executive over his time of service to the Company.

Impact of Accounting and Tax Treatments on Compensation.

Effective January 1, 2006, the Company adopted SFAS No. 123(R). Under SFAS No. 123(R), we measure compensation cost for all stock-based awards at fair value on the date of grant and recognize compensation expense in the consolidated statements of operations over the service period that the awards are expected to vest. As permitted under SFAS No. 123(R), we have elected to recognize compensation cost for all options with graded vesting on a straight-line basis over the vesting period of the entire option.

As discussed above, in deciding whether to grant stock options or restricted stock, the Compensation Committee will consider the tax impact that such grants have on the executive officer.

Section 162(m) of the Internal Revenue Code currently imposes a $1 million limitation on the deductibility, for Federal income tax purposes, of certain compensation paid to each of its five highest paid executives. In light of the Company’s significant net operating losses, Section 162(m) is not considered to be a significant factor in establishing executive officer compensation at this time.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee is currently comprised of Drs. Krassner and Vida, and Mr. Cybulski. None of the members of our board’s Compensation Committee is or has been an officer or employee of the Company. None of our executive officers has served as a director or Compensation Committee member of any other entity, any of whose executive officers served as a director or Compensation Committee member of our board of directors.

In 2001, prior to his election to our board of directors in April 2003, Dr. Julius Vida had participated as a consultant in the in-licensing of satraplatin from Johnson Matthey, PLC. Pursuant to certain of the surviving obligations under his consulting agreement, Dr. Vida has received $30,000 in success fees since the beginning of 2007, and he may become eligible for additional success fees equal to 3% of amounts paid by us under the license agreement with Johnson Matthey, other than royalties, in the event the contingent milestone obligations to Johnson Matthey become payable. Such fees are unrelated to his services as our director. Since the consulting agreement with Dr. Vida was entered into and terminated prior to his becoming a member of our board of directors, the approval of such agreement was not subject to our written related party transaction policy or any other policy that may have been in effect relating to approval of transactions between the Company and a member of the board of directors.

Equity Compensation Plan Information

The following table summarizes all equity compensation plans including those approved by security holders and those not approved by security holders, as of December 31, 2007.

	Number of		Number of Securities
	Securities to		Remaining Available
	be Issued		for Future Issuance
	Upon Exercise	Weighted-average	Under Equity
	of Outstanding	Exercise Price of	Compensation Plans
	Options,	Warrants	(excluding securities
Plan Category	Warrants or Rights	and Rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	6,482,260	$5.91	2,059,597
Equity compensation plans not approved by security holders(2)	791,000	$6.37	—
Employee Stock Purchase Plan approved by security holders	N/A	N/A	9,444

Total	7,273,260	$5.96	2,069,041

(1)	We have two stock incentive plans: the 1997 Stock Incentive Plan (“1997 Plan”) and the 2003 Amended and Restated Incentive Award Plan (“2003 Plan”), (collectively, the “Plans”). As of December 31, 2007, we are not granting any more options pursuant to the 1997 Plan. The 2003 Plan authorizes the grant, in conjunction with all of our other Plans, of incentive awards, including stock options, for the purchase of up to a total of 30% of our issued and outstanding stock at the time of grant. Thus, the authorized and available shares may fluctuate over time.

(2)	The number represents 791,000 shares of common stock issuable upon exercise of warrants issued to non-employees of the Company under plans approved by our Board of Directors that we believe are not required to be approved by our stockholders pursuant to the rules of the NASDAQ Stock Market. We issued these warrants in circumstances that enable us to adequately compensate, without the payment in cash, for outside consultant services, primarily placement agents who assist us in raising funds for our operations, in order to conserve our cash for operating activities. The number of securities remaining available for future issuance under these types of equity compensation plans is zero; however, the Board of Directors may approve additional issuance of warrants under circumstances that it decides are appropriate. These warrants are typically exercisable for five years and have equitable anti-dilution rights for stock splits, stock dividends, reclassifications, compulsory share exchanges, distributions of indebtedness, assets, rights, warrants or subscriptions, merger, consolidation, sale of assets, tender offer or other exchanges of the entire class of common stock.

The number does not include warrants issued to investors in connection with financing transactions. As of December 31, 2007, there were outstanding investor warrants to purchase up to an aggregate of 8,861,051 shares of our Common Stock, with a weighted average exercise price of $6.74 per share.

Further details regarding warrants issued by the Company are included in footnote 8 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

REPORT OF THE COMPENSATION COMMITTEE

The following Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates it by reference therein.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the Company’s 2008 Proxy Statement.

Stuart M. Krassner, Sc.D., Psy.D., Chair
Mitchell P. Cybulski, M.B.A.
Julius A. Vida, Ph.D.

Executive Compensation

Summary Compensation Table

The following information sets forth summary information concerning the compensation we paid or accrued during 2007 and 2006 to our named executive officers.

				Stock	Option	All Other
				Awards	Awards	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	($)(1)	($)(1)	($)		Total ($)

Rajesh Shrotriya	2007	500,000	225,000	281,936	1,704,003	56,774	(2)	2,759,519
Chairman, Chief Executive	2006	500,000	250,000	168,891	1,422,339	47,847	(2)	2,389,077
Officer and President
Luigi Lenaz	2007	370,000	60,000	129,888	561,757	10,223	(3)	1,131,867
Chief Scientific Officer	2006	350,000	100,000	33,317	577,599	10,310	(3)	1,071,226
Shyam Kumaria	2007	250,000	35,000	60,270	249,480	22,948	(3)	617,698
Vice President and Secretary	2006	237,500	50,000	22,211	249,196	20,302	(3)	579,209

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007 in accordance with SFAS 123(R), disregarding adjustments for forfeiture assumptions relating to service-based vesting conditions of awards granted pursuant to the Company’s equity incentive plans, and include amounts from awards granted in prior years. The compensation expense recognized in accordance with SFAS 123(R) is based on the estimated fair value of grants as of the grant date, using the Black-Scholes option pricing model for option awards. For additional information, refer to note 9 of the Company’s financial statements in the Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 14, 2008.

(2)	Amounts include: (a) annual 401(k) matching contribution made by us in shares of our common stock and healthcare premiums, which is a benefit offered to all our employees, (b) premiums paid on life insurance policies covering his life and having as beneficiary his estate or other beneficiaries, (c) amounts related to the personal use of a leased company car, gas and repairs, and (d) legal fees related to negotiations of his employment agreement. No individual component of this amount exceeds $25,000.

(3)	Amounts include annual 401(k) matching contribution made by us in shares of our common stock, and premiums paid on healthcare and life insurance policies, which are benefits that are offered to all of our employees.

Grants of Plan Based Awards in 2007

The following table provides information about equity awards granted to the named executive officers in 2007. The amount of the stock and option awards that were expensed in 2007 is shown in the Summary Compensation Table provided above. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized by the named executive officers.

				All Other
				Option
			All Other	Awards:		Grant Date
			Stock Awards:	Number of	Exercise or	Fair Value
		Compensation	Number of	Securities	Base Price	of Stock
		Committee	Shares of	Underlying	of Option	and Option
Name	Grant Date	Approval Date	Stock (#)	Options (#)	Awards ($)	Awards ($)(1)

Rajesh Shrotriya	01/01/07	12/08/06		350,000	5.53	1,169,000
	07/20/07	07/20/07	100,000	300,000	6.90	1,799,000
	12/06/07	12/06/07		100,000	3.15	189,000
Luigi Lenaz	07/20/07	07/20/07	50,000	150,000	6.90	899,500
	12/06/07	12/06/07		50,000	3.15	94,500
Shyam Kumaria	07/20/07	07/20/07	20,000	75,000	6.90	422,500
	12/06/07	12/06/07		50,000	3.15	37,800

The exercise price of all the option awards listed above is equal to the fair market value on the dates of grant in accordance with the terms of the Company’s equity incentive plans. All the awards listed above vest annually in equal 25% increments with 25% immediately vested on the date of grant.

(1)	The amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123(R).

Outstanding Equity Awards at Fiscal Year-End 2007

	Option Awards					Stock Awards
						Equity		Equity
						Incentive		Incentive
						Plan		Plan Awards:
						Awards:		Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares of		Shares of
	Underlying	Underlying		Option	Option	Stock that		Stock that
	Unexercised	Unexercised		Exercise	Expiration	Have Not		Have Not
Name	Options (#)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)(6)
	Exercisable	Unexercisable

Rajesh Shrotriya	6,000	4,000	(1)	151.56	09/01/10
	3,000	—		101.58	11/22/10
	3,000	—		92.19	02/12/11
	600	—		107.75	06/11/11
	8,000	—		75.00	10/09/11
	12,000	—		4.75	06/17/12
	75,000	—		1.06	09/25/12
	225,000	—		1.99	09/05/13
	215,000	—		4.90	09/12/13
	450,000	—		6.05	07/10/14
	375,000	125,000	(2)	6.66	01/03/15
	100,000	100,000	(2)	4.23	01/01/16
						40,000	(3)	$108,800
	75,000	75,000	(2)	5.08	09/26/16
	87,500	262,500	(2)	5.53	01/10/17
	75,000	225,000	(2)	6.90	07/20/17
						75,000	(5)	$204,000
	25,000	75,000	(2)	3.15	12/06/17
Luigi Lenaz	1,200	—		101.58	11/22/10
	1,200	—		75.00	10/09/11
	2,000	—		9.75	05/17/12
	5,000	—		4.75	06/17/12
	54,750	—		1.06	09/25/12
	100,000	—		1.99	03/28/13
	40,000	—		4.90	09/12/13
	150,000	—		6.05	07/20/14
	75,000	25,000	(2)	6.66	01/03/15
	75,000	25,000	(2)	4.26	12/06/15
						15,000	(4)	$40,800
	50,000	50,000	(2)	5.08	09/26/16
	75,000	75,000	(2)	5.91	12/08/16
	37,500	112,500	(2)	6.90	07/20/17
						37,500	(5)	$102,000
	12,500	37,500	(2)	3.15	12/06/17

	Option Awards					Stock Awards
						Equity		Equity
						Incentive		Incentive
						Plan		Plan Awards:
						Awards:		Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares of		Shares of
	Underlying	Underlying		Option	Option	Stock that		Stock that
	Unexercised	Unexercised		Exercise	Expiration	Have Not		Have Not
Name	Options (#)	Options (#)		Price ($)	Date	Vested (#)		Vested ($)(6)
	Exercisable	Unexercisable

Shyam Kumaria	50,000	—		6.20	12/08/13
	75,000	—		6.05	07/10/14
	37,500	12,500	(2)	6.66	01/03/15
	30,000	10,000	(2)	4.26	12/05/15
						10,000	(4)	$27,200
	50,000	50,000	(2)	5.91	12/08/16
	18,750	56,250	(2)	6.90	07/20/17
						15,000	(5)	$40,800
	5,000	15,000	(2)	3.15	12/06/17

(1)	Shares vest upon achievement of certain stock price targets.

(2)	Shares vest annually in equal 25% increments, with 25% immediately vested on the date of grant.

(3)	Shares granted on January 1, 2007 with 25% immediately vested on the date of grant, and continuing to vest in equal 25% increments every January 1st thereafter.

(4)	Shares granted on December 6, 2005 with 25% vesting on January 1, 2007, and continuing to vest in equal 25% increments every January 1st thereafter.

(5)	Shares granted on July 20, 2007 with 25% vesting on July 20, 2007, and continuing to vest in equal 25% increments every July 20th thereafter.

(6)	Calculation based on the closing price of the common stock on December 31, 2007 of $2.72 per share, the last trading day before the end of our 2007 fiscal year.

Stock Vested Table in Fiscal Year 2007

The following table provides information regarding the number of shares acquired upon exercise and/or vesting in 2007 and the value realized by the named executive officers.

	Option Awards		Stock Awards
	No. of		No. of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)

Rajesh Shrotriya	70,000	401,415	45,000	246,850
Luigi Lenaz	—	—	20,000	109,600
Shyam Kumaria	—	—	10,000	54,900

(1)	The value realized on vesting in the above table was calculated based on the price of the common stock on the exercise date.

(2)	The value realized on vesting in the above table was calculated based on the price of the common stock on the vesting date.

Executive Employment Agreements, Termination of Employment and Change-in-Control Arrangements

We have entered into employment agreements with two of our named executive officers, Dr. Shrotriya, President and Chief Executive Officer, and Dr. Lenaz, Chief Scientific Officer, expiring December 31, 2008 and

July 1, 2008, respectively. The employment agreements automatically renew for a one-year term unless either party gives written notice of such party’s intent not to renew the agreement at least 90 days prior to the commencement of the next year. The employment agreements require each officer to devote his full working time and effort to the business and affairs of the Company during the term of the agreement. The employment agreements provide for a minimum annual base salary with annual increases, periodic bonuses and option grants as determined by the Compensation Committee of the Board of Directors.

Under the employment agreements, each officer is entitled to receive additional employment benefits, including the right to participate in any pension or profit sharing plan and to receive life, medical, dental or other benefits. Each officer is also entitled to receive not less than four weeks per year of paid vacation. The employment agreements also provide for reimbursements of expenses incurred in performing duties for the Company, including: entertaining business prospects; maintaining and improving professional skills through continuing education; and business related travel, costs and entertainment. In addition, Dr. Shrotriya is entitled to a monthly vehicle allowance and reimbursements for automobile related expenses (including insurance and maintenance expenses).

Each officer’s employment may be terminated due to expiration of the Term of his employment agreement, mutual agreement, death or disability, or by us for cause (as that term is defined in the respective employment agreements) or without cause, or by the officer at any time upon ninety days’ notice. The employment agreements provide for certain guaranteed severance payments and benefits if the officer’s employment is terminated by us at the expiration of the Term of the agreement, the officer is terminated without cause, if the officer’s employment is terminated (other than by the officer) due to a change in control, or the officer is adversely affected (as described below) in connection with a change in control and the officer resigns. However, if the officer terminates his employment at any time upon ninety days’ notice, or death or disability, he shall not be entitled to any severance.

If the officer is terminated without cause or at the expiration of the term of the employment agreement, the guaranteed severance payments include the right to receive base salary for two years after termination. The officer is also entitled to two years of medical, dental and other employee benefits following termination. The officer may elect to receive a lump sum payment representing the aggregate cash compensation (including salary, bonus, auto allowance and any other cash or equivalent compensation, other than continued vacation accrual). In the event of such lump sum election, all insurance and other non-cash benefits shall cease.

Pursuant to the terms of the employment agreement, all options held by the officer shall immediately vest and will be exercisable for up to one year from the date of termination; provided, however, that if the Board determines that the officer’s employment is being terminated for the reason that the shared expectations of the officer and the Board are not being met, in the Board’s judgment, then the options currently held by the officer will vest in accordance with their terms for up to one year after the date of termination, with the right to exercise those options, when they vest, for up to approximately thirteen (13) months after the date of termination.

If there is change of control of the Company, and (1) the officer’s employment is involuntarily terminated or (2) the officer is adversely affected in terms of overall compensation, benefits, title, authority, reporting relationships, location of employment or similar matters and the officer elects to resign from full service to the Company, the officer shall be provided with senior executive outplacement services at an outplacement or executive search firm, and the cash compensation and all benefits to which the officer is entitled hereunder shall be discontinued twenty-four (24) months after the date of election (or earlier, if a lump sum payment of cash compensation is specified). The officer, at his election, shall have the right to request and, if requested, shall be paid the full cash value of all amounts of cash compensation due for the 24-month period (including salary, approved bonus, auto allowance, and any other cash or equivalent compensation) in a lump sum. In the event of such election, all insurance and noncash benefits shall cease.

Pursuant to the terms of the employment agreement, all options granted to officer shall vest to the same extent as provided in the case of a termination without cause. Also, if an acquirer of 100% of the Company’s stock is itself a publicly held company, the Company shall make reasonable efforts to negotiate that the officer shall have the right, but not the obligation, to convert all of his vested options into options to purchase the acquirer’s stock and shall have two (2) years to exercise those options, but the Company shall have no obligation to the officer if it fails to secure such rights or concludes that pursuing such rights would materially prejudice the interest of the stockholders of the Company.

The employment agreements also provide that, upon the officer’s retirement (voluntary termination after reaching the Company’s retirement age or age 65, whichever occurs first), all options held by the officer will become fully vested.

Notwithstanding the terms of the executive employment agreements as discussed above, the executive’s options are subject to the terms of the respective stock incentive plans and individual agreements governing such options.

In the event of the death of the officer, all compensation shall be paid based on value at time of death.

Each officer agrees during the term of his employment by the Company and thereafter that he will not disclose, other than to an authorized employee, officer, director or agent of the Company, any information relating to the Company’s business, trade, practices, trade secrets or know-how or proprietary information without the Company’s prior express written consent. Following termination of the officer’s employment, the officer shall be permitted to continue in his usual occupation and shall not be prohibited from competing with the Company except during the two (2) year severance period and in the specific industry market segments in which the Company competes and which represent twenty percent (20%) or more of the Company’s revenues. For a period of one (1) year following the termination of the officer’s employment with the Company for any reason, the officer shall not directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment.

Potential Payments Upon Termination or Following a Change in Control

The tables below reflect the amount of compensation to each of the named executive officers of the Company in the event of termination of such executive’s employment. The amount of compensation payable to each named executive officer upon voluntary termination without cause, retirement, involuntary termination without cause, involuntary termination for cause, termination following a change of control and in the event of disability or death of the executive is shown below. The amounts shown assume that such termination was effective as of December 31, 2007 and use the closing price of our common stock as of December 31, 2007 ($2.72), and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company.

	Voluntary				Involuntary		Change in
	Termination				Termination	Involuntary	Control
	Without				Without	Termination	(Qualifying
	Cause	Retirement ($)	Death	Disability	Cause ($)	for Cause	Termination) ($)

Rajesh Shrotriya
Cash Severance payments	—	—	—	—	1,483,372	—	1,483,372
Benefit payments	—	—	—	—	52,675	—	92,675
Vesting Acceleration — Options	—	—	—	—	—	—	—
Vesting Acceleration — Restricted stock	—	—	—	—	—	—	312,800

Total	—	—	—	—	1,536,047	—	1,888,847

Luigi Lenaz(1)
Cash Severance payments					860,000		860,000
Benefit payments	—	—	—	—	2,446	—	42,446
Vesting Acceleration — Options	—	—	—	—	—	—	—
Vesting Acceleration — Restricted stock	—	—	—	—	—	—	142,800

Total	—	—	—	—	862,446	—	1,045,246

Shyam Kumaria
Cash Severance payments	—	—	—	—	—	—	—
Benefits payments	—	—	—	—	—	—	—
Vesting Acceleration — Options	—	—	—	—	—	—	—
Vesting Acceleration — Restricted stock							68,000

Total	—	—	—	—	—	—	68,000

(1)	Dr. Lenaz will retire from full-time service effective June 30, 2008, and will thereafter continue to provide part-time service through December 2010, pursuant to a consulting agreement executed on April 28, 2008. Pursuant to his employment agreement, upon his retirement, any unvested shares of his stock options will fully vest. His restricted stock will continue to vest in accordance with their original scheduled terms with acceleration of vesting if the Company terminates his consulting agreement prior to December 2010.

Cash severance payments:  Includes base salary, bonus and auto allowance payable, pursuant to terms of employment agreements described above, for two years.

Benefit payments:  Includes COBRA insurance payments for healthcare insurance premiums payable, pursuant to terms of employment agreements, for two years unless the lump-sum option is elected. Under the

“Change in Control” scenario, an estimated cost for outplacement services is also included, pursuant to terms of the employment agreements.

Vesting Acceleration — Options:  Includes the aggregate fair value of those stock options whose vesting is accelerated upon termination, either pursuant to terms of the employment agreements described above, or pursuant to terms of the Company’s equity incentive plans. The calculation of such fair value is based on the difference between the last closing price of our common stock, on or before December 31, 2007, and the exercise price of the options.

Vesting Acceleration — Restricted stock:  Includes the aggregate fair value of restricted stock whose vesting is accelerated upon termination pursuant to terms of the Company’s equity incentive plans. The calculation of such fair value is based on the last closing price of our common stock, on or before December 31, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who beneficially own more than ten percent of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and NASDAQ. Executive officers, directors and persons who beneficially own more than ten percent of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon our review of the copies of reporting forms furnished to us, and written representations that no other reports were required, we believe that all filing requirements under Section 16(a) of the Exchange Act applicable to our directors, officers and any persons holding 10% or more of our common stock with respect to our fiscal year ended December 31, 2007 were satisfied on a timely basis.

OTHER MATTERS

Our board of directors knows of no other business to be acted upon at the annual meeting. However, if any other business properly comes before the annual meeting, the persons named in the enclosed proxy will have the discretion to vote on such matters in accordance with their best judgment.

This proxy statement and the accompanying proxy card, together with a copy of our 2007 annual report, are being mailed to our stockholders on or about May 16, 2008. You may also obtain a complete copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, with all exhibits filed therewith, from the Securities and Exchange Commission’s web site at www.sec.gov under EDGAR filings. We will provide to you a copy of our Form 10-K by writing us at 157 Technology Drive, Irvine, California, 92618, Attn: Investor Relations. Exhibits filed with our Form 10-K will be provided upon written request, in the same manner noted above, at a nominal per page charge. Information on our website, other than our proxy statement and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

ADDITIONAL INFORMATION

Stockholder Proposals for the 2009 Annual Meeting.  Under Rule 14a-8 of the Exchange Act, any stockholder desiring to include a proposal in our proxy statement with respect to the 2009 annual meeting should arrange for such proposal to be delivered to us at our principal place of business no later than January 17, 2009, in order to be considered for inclusion in our proxy statement relating to such annual meeting. Matters pertaining to such proposals, including the number and length thereof, and the eligibility of persons entitled to have such proposals included, are regulated by the Exchange Act, the Rules and Regulations of the Securities and Exchange Commission and other laws and regulations to which interested persons should refer.

In addition, pursuant to our bylaws, any stockholder desiring to submit a proposal for action or nominate one or more persons for election as directors at the 2009 annual meeting of stockholders must submit a notice of the proposal or nomination including the information required by our bylaws to us between March 22, 2009 and April 21, 2009, or else it will be considered untimely and ineligible to be properly brought before the meeting. However, if our 2009 annual meeting of stockholders is not held between May 21, 2009 and August 19, 2009, under our bylaws, this notice must be provided not earlier than the ninetieth day prior to the 2009 annual meeting of stockholders and not later than the close of business on the later of (a) the sixtieth day prior to the 2009 annual meeting or (b) the tenth day following the date on which notice of the date of the 2009 annual meeting is first mailed to stockholders or otherwise publicly disclosed, whichever first occurs.

All such notices should be directed to Corporate Secretary, Spectrum Pharmaceuticals, Inc., 157 Technology Drive, Irvine, CA 92618.

Proxy Solicitation Costs.  The proxies being solicited hereby are being solicited by us, and the cost of soliciting proxies in the enclosed form will be borne by us. We have also retained Georgeson Shareholder Communications Inc., 17 State Street, New York, New York 10004, to aid in the solicitation. For these services, we will pay Georgeson a fee of $7,500 and reimburse them for certain out-of-pocket disbursements and expenses. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by further mailings or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.

By Order of the Board of Directors

Shyam K. Kumaria
Vice President, Finance and Secretary

April 29, 2008

SPECTRUM PHARMACEUTICALS, INC. ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, a Stockholder of SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Annual Report to Stockholders and the accompanying Proxy Statement for the Annual Meeting to be held on Friday, June 20, 2008, at 10:30 a.m. Pacific Time, at our corporate office located at 157 Technology Drive, Irvine, California, 92618, and, revoking any proxy previously given, hereby appoints Dr. Rajesh C. Shrotriya and Shyam K. Kumaria, and each of them individually, proxies and attorneys-in-fact, each with full power of substitution and revocation, and each with all power that the undersigned would possess if personally present, to vote SPECTRUM PHARMACEUTICALS, INC. Common Stock held by the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth on the reverse, and in their discretion upon any other business that may properly come before the meeting. IMPORTANT: SIGNATURE REQUIRED ON REVERSE SIDE

ANNUAL MEETING OF STOCKHOLDERS OF SPECTRUM PHARMACEUTICALS, INC. June 20, 2008 Please date, sign and mail your proxy card in the envelope provided as soon as possible. ? DETACH PROXY CARD HERE ? 1. To elect six directors to serve on the Board of Directors: FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL EXCEPT FOR ALL NOMINEES (see instructions below) Nominees: Mitchell P. Cybulski, M.B.A., Richard D. Fulmer, M.B.A., Stuart M. Krassner, Sc. D., Psy.D., Anthony E. Maida, III, M.A., M.B.A., Rajesh C. Shrotriya, M.D., Julius A. Vida, Ph.D. (INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the “FOR ALL EXCEPT” box and write that each nominee’s name on the space below.) If no choice is indicated, the proxy will be voted FOR all nominees listed. ? EXCEPTIONS:___2. To transact such other business as may properly be presented at the Annual Meeting or Unless otherwise specified, this proxy will be voted FOR the election of any adjournments or postponements thereof. each nominee for director listed on this proxy card in Proposal 1 and in the discretion of the proxy holders on all other business that comes before the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space below. Please note that changes to the regis- I/we plan to attend the Annual Meeting. tered name(s) on the account may not be submitted via this method. ___Signature of Stockholder Date: ___Before Returning it in the Enclosed Envelope Please Detach Here ___You Must Detach This Portion of the Proxy Card Signature of Stockholder Date: ___??Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.